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                                                                       EXHIBIT 5
January 22, 2003

Franklin Bancorp, Inc.
24725 West Twelve Mile Road
Southfield, Michigan  48034

Dear Sir/Madam:

         We are counsel to Franklin Bancorp, Inc., a Michigan corporation ("Franklin"). This opinion is being rendered with respect to the filing by Franklin of post-effective amendment no. 1 to Form S-8 with respect to the 1994 Key Executive Incentive Stock Option Plan (the "Plan") and the registration of shares of common stock, no par value, of Franklin to be issued thereunder upon the valid exercise of options granted thereunder (the "Registration Statement"). The initial Form S-8 and amendment thereto were filed by Franklin Bank, National Association (the "Association") with the Office of the Comptroller of the Currency.

         We have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Franklin and others.

         Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Michigan. Based upon such examination and review, we are of the opinion that the shares of Franklin which may be issued upon exercise of the options under the Plan are duly authorized. The shares to be issued upon exercise of the options will be, when issued against payment of the purchase price therefor in accordance with the provisions of the Plan, legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the current laws of the State of Michigan be changed by legislative action, judicial decision or other.

         This opinion is furnished to you solely for your benefit to be used by you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person or by you for any other purpose.

                                            Very truly yours,

                                            BODMAN, LONGLEY, & DAHLING, LLP


                                            By: /s/ Fred B. Green
                                                --------------------------------
                                                Fred B. Green, a partner



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